ASSIGNMENT, ASSUMPTION, AND NOVATION AGREEMENT

THIS ASSIGNMENT, ASSUMPTION, AND NOVATION AGREEMENT (this “360 Investments Subsequent Assignment Agreement”), dated this __ day of March, 2006 (the “Effective Date”), is made by and among 360 GLOBAL WINE COMPANY, a Nevada corporation (“360 Global”), 360 INVESTMENTS LLC, a Delaware limited liability company (“360 Investments”), and GENERAL ELECTRIC COMPANY, a New York corporation (“GE”).

WHEREAS, Samson Investment Company, a Nevada corporation (“Samson”) and GE are parties to that certain Stock Purchase Agreement of even date herewith (the “Springer Agreement”), pursuant to which Samson is to acquire all of the issued and outstanding capital stock of Springer Mining Company, a Nevada corporation (the “Mining Company”) from GE, a copy of which agreement is attached hereto as Exhibit A;

WHEREAS, Samson, 360 Investments, and GE are parties to that certain Assignment, Assumption, and Novation Agreement (the “Samson / 360 Investments Assignment Agreement”) of even date herewith, pursuant to which Samson is to assign all of its right, title, and interest in and to the Springer Agreement to 360 Investments (subject to 360 Investments undertaking all of Samson’s obligations thereunder), 360 Investments is to accept such assignment of rights and to undertake to fulfill all of such obligations, and GE is to consent thereto, which consent will act as a conditional novation in favor of Samson of all of its obligations under the Springer Agreement;

WHEREAS, 360 Investments desires to assign all of its right, title, and interest in and to the Springer Agreement to 360 Global (subject to 360 Global undertaking all of 360 Investment’s obligations under the Springer Agreement) and 360 Global is willing to accept such assignment of rights and to undertake to fulfill all of such obligations;

WHEREAS, the parties hereto understand that this 360 Investments Subsequent Assignment Agreement is one of a series of assignments of, and transactions involving, the Springer Agreement (of which the “Samson / 360 Investments Assignment Agreement” is a component and a copy of which agreement is attached hereto as Exhibit B);

WHEREAS, GE has agreed to consent to the terms and conditions set forth in this 360 Investments Subsequent Assignment Agreement in the context of the Samson / 360 Investments Assignment Agreement, subject to the terms and conditions hereof and thereof;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.  Pursuant to the Assignment, Assumption and Novation (the “Samson Assignment”) by and among 360 Investments, GE, and Samson Investment Company, a Nevada corporation (“Samson”), a copy of which is attached hereto as Exhibit B, Samson assigned all of its right, title and interest in and to the rights granted under the Springer Agreement to 360 Investments, and 360 Investments accepted all such right, title and interest and assumed all of Samson’s duties, obligations, and liabilities under the Springer Agreement.

2.  Subject to the terms and conditions of this Agreement, 360 Investments hereby irrevocably sells, conveys, assigns, grants, transfers, and delivers to 360 Global and its successors and permitted assignees, to its own use and benefit forever, all of 360 Investments’ right, title and interest in and to the rights granted under the Springer Agreement as assigned to 360 Investments by the Samson Assignment.

3.  Subject to the terms and conditions of this Agreement, 360 Global hereby irrevocably accepts such right, title, and interest in assigned in Section 3 above and assumes all of 360 Investments’ duties, obligations, and liabilities under the Springer Agreement as assigned to 360 Investments by the Samson Assignment.

4.  360 Investments, for itself and its successors, but not for 360 Global, as its permitted assignee, and not for any of 360 Global’s successors or permitted assignees, hereby releases GE from all of GE’s duties, obligations, and liabilities in favor of 360 Investments that may arise under the Springer Agreement as a result of the Samson / 360 Investments Assignment Agreement.

5.  360 Investments (after due inquiry) represents and warrants to 360 Global that:

a.
Except as set forth on Schedule 5a, all assets and property currently or previously owned, leased, operated, or used by in connection with the Mining Company (the “Property”), all current and previous conditions on and uses of the Property, and all current and previous ownership and operations of the Property and the Mining Company (including without limitation transportation and disposal of Hazardous Materials by or for the Mining Company) comply, have at all times complied, and will comply with, and do not cause, have not caused, and will not cause liability to be incurred by the Mining Company or 360 Investments under any current, past, or future law relating to the protection of health or the environment, including without limitation the Clean Air Act, the Federal Water Pollution Control Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Toxic Substance Control Act, and the Occupational Safety and Health Act, as all may be amended from time to time, any comparable state or foreign law, and the common law, including the law of nuisance and strict liability (collectively, the “Environmental Laws”). Except as set forth on Schedule 5a attached hereto, the Mining Company is not in violation of and has not violated any Environmental Law.

b.
Except as set forth on Schedule 5b, the Mining Company has properly obtained and is in compliance with all necessary permits, registrations, approvals, and licenses (the “Environmental Permits”) and has properly made all filings with and submissions to any government or other authority required by any Environmental Law. No deficiencies have been asserted by any such government or authority with respect to such items.

c.
Except as set forth on Schedule 5c, the consummation of the transactions referenced in the Springer Agreement, the Samson / 360 Investments Assignment Agreement, and this 360 Investments Subsequent Assignment Agreement and as contemplated thereby and hereby will not (i) require the Mining Company, GE, Samson, 360 Investments, or 360 Global to provide notices, obtain governmental approval, or take any actions, including, but not limited to, any repairs, construction, or capital expenditures, in order for either or both of the Mining Company or 360 Global to hold or to continue to hold all Environmental Permits and to remain in compliance with the terms and conditions thereof and of all Environmental Laws or (ii) require either or both of the Mining Company or 360 Global to obtain any new Environmental Permit.

d.
Except as set forth on Schedule 5d, there has been no spill, discharge, leak, leaching, emission, migration, injection, disposal, escape, dumping, or release of any kind on, beneath, above, from, or into the Property or any other property that any or all of the Mining Company, GE, Samson, or 360 Investments currently or in the past has owned, operated, leased, occupied, or used, or into the environment surrounding the Property of any (i) pollutants or contaminants, (ii) hazardous, toxic, infectious or radioactive substances, chemicals, materials, or wastes (including, without limitation, those defined as hazardous under any Environmental Law), (iii) petroleum and petroleum products and wastes, including crude oil or any derivative or fraction thereof, (iv) asbestos fibers, (v) solid wastes, or (vi) medical wastes ((i) through (vi), inclusive, collectively, the “Hazardous Materials”).

e.
Except as set forth on Schedule 5e, there are and have been no (i) Hazardous Materials stored, disposed of, generated, manufactured, refined, transported, produced, processed, distributed, used, sold, treated, recycled, received, or handled at, upon, or from the Property; (ii) asbestos fibers or materials or polychlorinated biphenyls on or beneath the Property, or (iii) underground storage tanks on or beneath the Property. Schedule 5e includes the description and the quantity of the Hazardous Materials, the location where the activities occurred, the names and addresses of the persons involved and the dates of the activities. Schedule 5e sets forth the name and address of each person and location involved in the transportation and disposal of Hazardous Materials on behalf of any or all of the Mining Company, GE, Samson, or 360 Investments or from the Property.

f.
Except as set forth in Schedule 5f, there never has been pending or threatened against any or all of the Mining Company, GE, Samson, or 360 Investments or any other person or entity to the extent such other person or entity from time to time has owned, leased, occupied, or conducted operations on the Property, any civil, criminal, or administrative action, suit, summons, complaint, citation, claim, hearing, study, inquiry, or investigation based on or related to an Environmental Permit or an Environmental Law.

g.
Except as set forth in Schedule 5g, none of , the Mining Company, GE, Samson, or 360 Investments nor any other person or entity to the extent that such other person or entity from time to time has owned, leased, occupied, or conducted operations on the Property, has ever received from any person any notice of, or has knowledge of, any past, present or anticipated future events, conditions, circumstances, activities, practices, incidents, actions, agreements, or plans that could (i) interfere with, prevent, or increase the costs of compliance or continued compliance with any Environmental Permit or any renewal or transfer thereof or any Environmental Law; (ii) make more stringent any restriction, limitation, requirement, or condition under any Environmental Law or any Environmental Permit in connection with the operations at the Property; or (iii) give rise to any liability, loss or expense, or form the basis of any civil, criminal, or administrative action, suit, summons, citation, complaint, claim, notice, demand, request, judgment, order, lien, proceeding, hearing, study, inquiry, or investigation involving the Property or the Mining Company, GE, Samson, or 360 Investments based on or related to an Environmental Permit, or an Environmental Law or to the presence, manufacture, generation, refining, processing, distribution, use, sale, treatment, recycling, receipt, storage, disposal, transport, handling, emission, discharge, release or threatened release of any Hazardous Materials.

h.
The Mining Company, Samson, and 360 Investments have delivered to 360 Global, prior to the execution and delivery of each of the Springer Agreement, the Samson / 360 Investments Assignment Agreement, and this 360 Investments Subsequent Assignment Agreement, true and complete copies of any and all (i) documents received by any or all of the Mining Company, Samson, or 360 Investments from, or submitted by any of their respective officers, directors, stockholders or members, to, the Environmental Protection Agency and/or any foreign, state, county, or municipal environmental or health agency concerning the environmental condition of the Property or the effect of the operations of the Mining Company on the environmental condition of the Property and (ii) reviews, audits, reports, or other analyses concerning the Property in the possession of or available to any or all of the Mining Company, Samson, or 360 Investments.

i.
360 Investments and the Mining Company have provided 360 Global true, accurate and complete information pertaining to all of the matters set forth in paragraphs (a) through (h) hereof, including all documents pertaining to all environmental audits or assessments.

6.  360 Investments shall hold 360 Global, its stockholders, directors, officers, successors, permitted assignees, and agents (the “Indemnified Persons”), harmless and indemnify each of them from and against, and waives any claim for contribution with respect to, any and all claims, losses, damages, liabilities, expenses or costs (the “Losses”), plus reasonable and necessary attorneys' fees and expenses, incurred in connection with Losses and/or enforcement of this Agreement (in all, the “Indemnified Losses”), whether now known or unknown, whether voluntarily incurred or otherwise, incurred by any of them to the extent resulting from or arising out of:

a.	Any breach or violation of 360 Investments' representations, warranties, covenants, or agreements contained in this Agreement;

b.
The manufacture, generation, refining, processing, distribution, use, sale, treatment, recycling, receipt, storage, disposal, transportation, handling, emission, discharge, leaching, release or threatened release of any Hazardous Material by 360 Investments or the Mining Company, or their officers, directors, employees or agents, whether or not such occurred on the Property or other Property, including but not limited to, other property that 360 Investments or the Mining Company currently or in the past has owned, operated, leased, occupied or used, or property at which 360 Investments or the Mining Company’s Hazardous Materials may have been sent for treatment, recycling, disposal, or storage;

c.
Any pollution or contamination of the environment or damage to natural resources on, under or from the Property, including, but not limited to, the disposal, emission, discharge, leaching, release, or threatened release of Hazardous Materials on, under, or from the Property; and

d.
The violation or assertion of any past, present, or future Environmental Law; or the assertion of any civil, criminal, administrative, or common law claim or action relating to the health, safety, natural resources or the environment arising out of or related to the conduct of the business of 360 Investments or the Mining Company.

7.  In consideration of the transactions contemplated by the Samson / 360 Investments Assignment Agreement and this 360 Investments Assignment Agreement, 360 Investments and 360 Global hereby agree that on, or as soon as practicable after the Effective Date, 360 Global shall cause the consummation of one or more transactions, pursuant to which (i) a wholly-owned subsidiary of 360 Global shall merge with and into the Mining Company, with the Mining Company as the surviving corporation, which transaction(s) shall result in the Mining Company becoming a wholly-owned subsidiary of 360 Global, and (ii) 360 Global shall tender to 360 Investments certain consideration, all as may be more completely set forth in one or more other transaction documents between 360 Global and 360 Investments.

8.  Except as otherwise limited herein, this 360 Investments Assignment Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assignees.

9.  This 360 Investments Assignment Agreement may be executed in counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

10.  All questions concerning the construction, validity and interpretation of this 360 Investments Assignment Agreement shall be governed by and construed in accordance with the domestic laws of the State of Nevada, without giving effect to any choice of law or conflict of law provision (whether of the State of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nevada.

11.  This 360 Investments Assignment Agreement shall not become effective unless and until each of the Springer Agreement, the Samson / 360 Investments Assignment Agreement, and this document has been duly executed by each party thereto and hereto (as relevant) and each such executed agreement has been delivered to each such executing party.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

360 GLOBAL:	360 GLOBAL WINE COMPANY, a Nevada corporation

By:

Name:

Its:

360 INVESTMENTS:	360 INVESTMENTS LLC, a Delaware limited liability company

By:

Name:

Its:

GE:	GENERAL ELECTRIC COMPANY

By:

Name:

Its: